Exhibit 99.1
Form 4 Joint Filer Information

Names of the Reporting Persons:	• Coliseum Capital Management, LLC, a Delaware limited liability company (“CCM”);

• Christopher Shackelton, a member of the board of directors of The Providence Service Corporation.

Address for each of the Reporting Persons:	Metro Center, 1 Station Place, 7th Floor South, Stamford, CT 06902

Date of Earliest Transaction Required to be Reported:	August 14, 2012

Designated Filer for each of the Reporting Persons:	Coliseum Capital Management, LLC

Issuer & Ticker Symbol for each of the Reporting Persons:	The Providence Service Corporation; PRSC

Title of Security for each of the Reporting Persons:	Common Stock $0.001 par value (the “Stock”)

Transaction Code for each of the Reporting Persons:	P

Securities Acquired:	The Reporting Persons acquired the Stock as follows:

Transaction Date	Amount of Securities Acquired	Price	Amount of Securities Beneficially Owned Following Reported Transactions

8/14/2012	42,463	$10.20[1]	1,670,909
8/15/2012	50,700	$11.01[2]	1,721,609
8/16/2012	153,079	$11.72[3]	1,874,688

The securities reported on the Form 4 to which this Exhibit 99.1 is attached (the “Form 4”) are held directly by (a) Coliseum Capital Partners, L.P., an investment limited partnership of which Coliseum Capital, LLC, a Delaware limited liability company (“CC”), is general partner and for which CCM serves as investment adviser, and (b) Blackwell Partners, LLC (“Blackwell”), a separate account investment advisory client of CCM. Christopher Shackelton and Adam Gray manage CCM and CC. Each of Christopher Shackelton, Adam Gray, Blackwell, CCP, CC and CCM disclaims beneficial ownership of the securities reported in the Form 4, except to the extent of that person’s pecuniary interest therein.

Christopher Shackelton	/s/ Christopher Shackelton	August 16, 2012

	**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

[1]
This transaction was executed in multiple trades at prices ranging from $9.86 to $10.40. The reported price reflects the weighted average purchase price. The Reporting Person filing this report hereby undertakes to provide upon request by the SEC staff, The Providence Service Corporation or a shareholder of The Providence Service Corporation full information regarding the number of shares purchased at each separate price.

[2]
This transaction was executed in multiple trades at prices ranging from $10.80 to $11.05. The reported price reflects the weighted average purchase price. The Reporting Person filing this report hereby undertakes to provide upon request by the SEC staff, The Providence Service Corporation or a shareholder of The Providence Service Corporation full information regarding the number of shares purchased at each separate price.

[3]
This transaction was executed in multiple trades at prices ranging from $11.08 to $11.81. The reported price reflects the weighted average purchase price. The Reporting Person filing this report hereby undertakes to provide upon request by the SEC staff, The Providence Service Corporation or a shareholder of The Providence Service Corporation full information regarding the number of shares purchased at each separate price.